MASTER SOFTWARE LICENSING

AND DISTRIBUTION AGREEMENT

This Agreement (this "Agreement") is made by and between Honeywell Federal Manufacturing and Technologies, LLC, a Delaware corporation with its principal place of business located at 2000 East 95th Street, Kansas City, MO 64131-6159 ("Licensee"), and New Mexico Software (NMS), a Delaware corporation with its principal place of business located at 5041 Indian School Road NE, Albuquerque, NM 87110 ("Licensor").

Licensor publishes, markets and distributes certain computer software and Licensee desires to obtain a license to market am distribute the software in connection with the distribution of Licensee's customer, United States Department of Energy, (as defined below).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Licensor and Licensee hereby agree as follows:

Section 1. Definitions.

(a)

"Collateral Materials" shall mean the instruction manual or user's guide, end user license agreement, registration card, packaging, promotional and advertising materials used by Licensor in the sale and promotion of the Licensed Software.

(b)

"Licensed Software" shall mean a copy of the Licensed Software provided by Licensor to Licensee in magnetic media, CE
ROM format or its equivalent, and capable of (1) installing a copy of the Licensed Software on hard disk for distribution to end user:
and (2) making high quality replicated copies in conformance with Specifications for distribution to end users.

(c)

"Licensed Products" shall mean the Licensed Software and Collateral Materials. The Licensed Products shall include any updates, at no additional charge to Licensee. "Updates" shall mean any bug fixes or enhancements that revise or correct Licensed
Software inefficiencies or defects to the extent that such Updates are made during the Term of this Agreement, and to the extent that
Licensor has rights to such Updates.

(d)

"Licensed Software" shall mean the software licensed to Licensee and listed on Exhibit "A" attached hereto, including, bu not limited to, all interfaces, navigational devices, menus, menu structures or arrangements, icons, help and other operational instructions and the literal and non-literal expressions of ideas that operate, cause, create, direct, manipulate, access or otherwise affect the software programs.

(e)

"Territory" shall mean the United States.

(f)

"Third party Installer" shall mean a third party appointed by Licensee to install the Licensed Products on Customer
System hard disk.

(g)

"Warranty Replacement Copies" shall mean copies of the Licensed Software that are provided to Licensee's end users tc replace copies that are defective in manufacture, reproduction or media.

Section 2. Grant of License and Use of Marks.

(a)         Grant of License. Licensor hereby grants to Licensee a non-exclusive license to (i) install and reload Licensed Products on Department of Energy and affiliated departments' customer system hard disk; (ii) reproduce Licensed Software on external media including, but not limited to, diskette or CD-ROM; (iii) duplicate and reproduce Collateral Materials; and (iv) distribute Licensed Products in connection with the marketing and sale of Customer Systems within the Territory. Licensor hereby further grants to Licensee a non-exclusive license to use Licensor's trademarks, trade names, trade dress or logos (the "Marks") in connection with the reproduction, marketing, packaging, shipping and distribution of Licensed Products by Licensee within the Territory. Licensee may, in its sole discretion, use a Third party Installer/Replicator to perform any and all of the functions listed in this Section of this Agreement.

(a)

No Reverse Engineering. Licensee shall not reverse engineer, disassemble or otherwise decompile any portion of
Licensed Software. Licensee shall not copy or modify the Licensed Software, except to the extent expressly provided in this
Agreement.

(b)

Back-Up Copy of Licensed Software. If Licensee does not distribute a back-up copy of the Licensed
Software on external media with the Customer System, then Licensee may make such back-up copy available to licensed end users on external media.

Sections. Delivery.

(a)

Licensed Software. Upon an approved and accepted purchase order from Licensee, Licensor shall deliver to
Licensee a copy of the Licensed Software in CD-ROM format. Licensor shall, at no additional charge to Licensee, provide Licensee with any Updates of the Licensed Software as soon as they become available.

(b)

User Documentation. Upon execution of this Agreement, Licensor shall, at no charge to Licensee, provide
Licensee with copies of ready-to-ship Collateral Materials.

(c)

Licensor shall bear ah1 freight, shipping and handling costs, and risk of loss for the delivery of Licensed Software and Collateral Materials, including insurance costs.

Section 4. Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that:

(a)

Power and Authority. Licensor has the full power and authority to enter into and fulfill the terms of this Agreemer and to make the grant of rights to Licensee contained herein.

(b)

Ownership: No Conflict. Licensor is the sole and exclusive owner of, or has licensed from the appropriate third party, all rights in and to the Licensed Products. In addition, such ownership is free of any and all liens, encumbrances, restrictions, settlements, judgments or adverse claims. Licensor has not previously assigned, pledged or otherwise encumbered any rights to
Licensed Products in a manner that conflicts with the rights granted herein, and Licensor shall not assume any obligations or restrictions that would in any way interfere with or be inconsistent with this Agreement.

(c)

Infringement. No element of the Licensed Product, when used alone and for its intended purpose, violates or infringes any copyright, trademark, trade secret, or patent of any third party, and there is currently no actual or threatened suit by an}
such third party based on an alleged violation of such right by Licensor.

(d)

False Representations. Licensor will not make any false or misleading representations, or engage in false or misleading advertising with respect to Licensee or the Licensed Products."

Section 5. Representations and Warranties of Licensee.

(a)

Licensee represents and warrants to Licensor that it will not make any false or misleading representations, or engage in false or misleading advertising with respect to Licensor or the Licensed Products.

Power and Authority. Licensee has the full power and authority to enter into and fulfill the terms of this
Agreement.

Section 6. Limitations on Liability. IN NO EVENT SHALL LICENSEE BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OF ANY KIND ARISING FROM ANY BREACH OR TERMINATION OF THIS AGREEMENT EVEN IF LICENSEE HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY AND EXCEPT AS SET FORTH IN SECTION 15 WITH RESPECT TO INDEMNITY FOR THIRD PARTY CLAIMS ONLY, THE LIABILITY OF LICENSOR TO LICENSEE AND ITS ASSOCIATED PARTIES (AS DEFINED HEREIN), IF ANY, FOR DAMAGES RELATING TO THE LICENSED PRODUCTS SHALL BE LIMITED TO THE ACTUAL AMOUNTS PAID BY LICENSEE FOR THE LICENSED PRODUCTS HEREUNDER. IN NO EVENT SHALL LICENSOR BE LIABLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OF ANY KIND ARISING FROM ANY BREACH OR TERMINATION OF THIS AGREEMENT EVEN IF LICENSOR HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7. Compliance with Federal, State and Local Laws. Licensor shall comply with all federal, state and local laws and regulations, as amended from time to time, applicable to Licensor's performance of its obligations hereunder. Licensor shall also at a times comply with all United States laws and regulations governing the license and delivery of technology, products and technical data abroad, including but not limited to the Export Administration Regulations issued by the Department of Commerce, Internation: Trade Administration and Bureau of Export Administration, and any successor provisions thereof. Licensee shall comply with all federal, state and local laws and regulations, as amended from time to time, applicable to Licensee's performance of its obligations hereunder. Licensee shall also at all times comply with all United States laws and regulations governing the license and delivery of technology, products and technical data abroad, including but not limited to the Export Administration Regulations issued by the Department of Commerce, International Trade Administration and Bureau of Export Administration, and any successor provisions thereof.

Section 8. Term of Agreement. This Agreement shall be effective as of the date first written above and shall expire one year thereafter. This Agreement may only be renewed by mutual written agreement of both parties.

Section 9. Termination and Termination Obligations.

(a)

Termination for Convenience of Licensee. Licensee reserves the right to terminate this Agreement for its sole convenience by giving seven (7) days' advance notice in writing to Licensor.

(b)

Termination for Cause. At the option of either party, in the event that the other party shall fail to comply with any of its obligations to be performed hereunder, the non-defaulting party may terminate this Agreement by giving thirty (30) days'
advance notice in writing of such termination to the defaulting party.

(c)

Termination for Bankruptcy. Either party may immediately terminate this Agreement in whole or in part by writta notice to the other party if: (1) either party shall become insolvent or make a general assignment for the benefit of its creditors; or (2 a petition under the Bankruptcy Act is filed by or against either party. Upon termination, (i) each party's obligations hereunder shall terminate on the termination date except for Licensee's payment of any royalties for Licensed Products actually distributed during th reporting period under Section 3 of this Agreement; and (ii) Licensee's rights as to the Licensed Products and the Marks thereafter shall be governed by Section 12(d) of this Agreement. Notwithstanding anything herein to the contrary, Licensee may, in its sole discretion, decide not to terminate this Agreement but to continue to receive the benefits of this Agreement in accordance with
Bankruptcy Code Section 365(n)(l) or any of its successor provisions. Termination due to this Section 12(c) shall be effective upon notice or as soon thereafter as is permitted by applicable law.

(d)

License Rights Upon Termination. Upon expiration or termination for any reason other than for default by
Licensee, (i) Licensee may continue to distribute the Licensed Products already purchased in order to use up Licensee's current inventory, subject to payment of applicable royalties thereon; (ii) Licensee shall be entitled to fill orders for end user Systems alread;
received and to make or have made for it and to sell the Licensed Products with the Systems for which commitments to customers have been made at the time of such termination, subject to payment of applicable royalties thereon; and (iii) Licensee shall have a limited license to use the Licensed Products to satisfy Licensee's contractual obligations for maintenance and support services to end users.

(e)         Survival of Warranty. Indemnification. Confidentiality. Notwithstanding anything herein to the contrary, Sections ( 7, 8, 9, 12, 13, 14, 15, 16 and 17 and 19 shall survive any expiration or termination of this Agreement. All sublicenses of Licensed Products to end users shall survive any expiration or termination of this Agreement, subject to the terms of the end user license agreement.

Section 10. Warranty to End-Users.

(a)

Limited Warranty to Rnd-Users. Licensor's standard limited warranty as extended to its end-users with respect to the Licensed Products are set forth in Licensor's end-user license agreement.

(b)

Warranty Replacement Copies. Licensee or Third party Replicator shall be responsible for shipping Warranty
Replacement Copies to end-users and no royalty payments shall accrue to Licensor for such Warranty Replacement Copies.

Section 11. Product Support Services.

(a)

Telephone Customer Support for Software. Licensor shall provide, at no charge to all end users, commercially reasonable telephone customer support for the Licensed Software with respect to application software issues. Licensor may, in addition to telephone support, provide customers with support via electronic mail, electronic bulletin board system, web sites or facsimile. Licensor shall promptly, and in any event on or prior to the execution of this Agreement, provide Licensee with relevant customer support information and any other information that Licensee may reasonably request from time to time.

(b)

Telephone Support for Hardware. Licensee shall, at its option, provide end users with telephone customer support with respect to hardware configuration and compatibility.

(c)

Training by Licensor. Licensor shall provide a training seminar at Licensee's location, to train Licensee's support personnel, within a reasonable period of time after execution of this Agreement and after any subsequent editions and/or modifications of the Licensed Software become available for distribution by Licensor. Licensor shall not charge for its personnel's time or travel expenses to perform such training. After such training, Licensor shall continue to provide technical support to Licensee's personnel by telephone during Licensor's normal business hours, or at Licensee's option, if available, by electronic mail, electronic bulletin board system or facsimile.

Section 12. Intellectual Property Indemnity.

(a)         Indemnification bv Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its affiliates, and any of their assignees, representatives, officers, directors, shareholders, employees, agents, attorneys and their customers (direct or indirect) (Licensor's "Affiliated Parties") from and against any and all claims, demands, actions, losses, liability, costs, expenses or damages of any kind or nature (including but not limited to attorneys' fees) arising from or relating to (i) the breach of any representation or warranty given herein by Licensor; (ii) all claims for infringement or violation of any patent, copyright trade secret or other proprietary right of any third party arising from the Licensed Products, when used alone and for their intended purpose; (iii) all claims for infringement or violation of any trademark, trade name, or trade dress arising from Licensor's trademark, trade name, or trade dress; (iv) any related claims such as unfair competition relating to the Licensed Product (collectively, "Claims"). Licensee shah1 give Licensor prompt notice of any such Claim, and shall cooperate with Licensor hi connection therewith.

Section 13. Confidential Information. Each party agrees to observe complete confidentiality with regard to any non-public business plan, product road map, technical, marketing, price or other information which is disclosed by the disclosing party ("Confidential Information"); provided, however, the foregoing does not apply to any information which (i) is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving party, (ii) was lawfully in the receiving party's possession prior to receipt from the disclosing party, (iii) is received independently from a third party free to lawfully disclose such information to the receiving party, or (iv) is subsequently independently developed by the receiving party without reference to the Confidential Information of the disclosing party. Any Confidential Information shall be provided in writing and specifically labeled or stamped "Confidential. Any Confidential Information disclosed orally shall be reduced to writing by the disclosing party within thirty (30) days of such disclosure. The receiving party's obligations with respect to each item of confidential information shall terminate three (3) years from the date of receipt thereof by the receiving party and shall survive the termination ol this Agreement. In the event Licensor and Licensee shall have entered into a confidential nondisclosure agreement ("NDA") prior tc the effective date of this Agreement, the terms and conditions of such prior NDA shall remain in effect in addition to the terms and conditions of this Agreement, except that in the event of conflicting terms and conditions, the NDA shall prevail.

Section 14. Press Releases or Announcements. Licensor shall not make any press release or public announcement relating to the terms and provisions of this Agreement or any other non-public information relating to this Agreement without Licensee's prior written consent, except for disclosures required for compliance with securities laws and regulations. In addition, Licensor shall keep confidential the terms and conditions of this Agreement, except as required to enforce its rights hereunder. Licensee shall not make any press release or public announcement relating to the terms and provisions of this Agreement or any other non-public informatior relating to this Agreement without Licensor's prior written consent, except for disclosures required for compliance with securities laws and regulations. In addition, Licensee shall keep confidential the terms and conditions of this Agreement, except as required to enforce its rights hereunder.

Section 15. Relationship. The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors. This Agreement does not constitute either party, as the agent, legal representative, partner or employee of the other party. Neither party is granted the right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other party or to bind the other party in any manner whatsoever.

Section 16. Miscellaneous Provisions.

(a)

Amendments: Entire Agreement. This Agreement may not be modified, amended or changed in any way except b;
a written instrument duly executed by the parties hereto. This Agreement, when executed, constitutes the entire, final, complete and exclusive agreement between the parties and supersedes any prior negotiations, understanding or agreements whether oral or in writing, concerning the subject matter hereof.

(b)

Governing Law. This Agreement and each Exhibit incorporated herein shall be governed by, and shall be construec and enforced in accordance with, the internal laws of the State of New Mexico, without regard to conflicts of law principles.
Licensor and Licensee hereby consent and agree that all legal proceedings relating to the subject matter of this Agreement shall be maintained in courts sitting within the State of New Mexico, and Licensor and Licensee hereby consent and agree that jurisdiction and venue for such proceedings shall lie exclusively with such courts. Service of process in any such proceeding may be made by certified mail, return receipt requested, directed to the respective party at the address at which it is to receive notice as provided herein. Any dispute hereunder shall be heard by a judge alone without a jury.

(c)

Notices. All notices or other communications (except for service of process) required or permitted to be given pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been received by a party hereto on the day o which such notice or communication was delivered by hand, prepaid telegram, facsimile, express overnight courier service to the address set forth below (or such other address as such party may specify to the other party from time to time), or, if sent postage prepaid by certified or registered mail, on the fifth business day after the day on which such notice or communication was mailed.

If to Licensor:

New Mexico Software, Inc.

5041 Indian School Road NE

Albuquerque, NM 87110

Facsimile: (505) 255-7301

Attention: General Counsel

and, if to Licensee:

Facsimile: Attention:

If either party should change its address and/or facsimile number, such party shall give written notice to the other party of the new address and/or new facsimile number in the manner set forth above, but any such notice shall not be effective until actually received by the addressee.

(a)

Assignment. Unless specifically provided in this Agreement, none of the rights or obligations of Licensor may be assigned or transferred, by operation of law or otherwise, without the prior written consent of Licensee, which shall not be unreasonably withheld. Licensor can assign this entire Agreement to a successor to the entire portion of Licensor's business pertaining to this agreement without Licensee's consent. Unless specifically provided in this Agreement, none of the rights or obligations of Licensee may be assigned or transferred, by operation of law or otherwise, without the prior written consent of
Licensor, which shall not be unreasonably withheld. Licensee can assign this entire Agreement to a successor to the entire portion of
Licensor's business pertaining to this agreement without Licensee's consent. This Agreement shall be binding upon and inure to the benefit of the parties of this Agreement, their permitted successors and assigns.

(b)

Severabilitv. If any provision of this Agreement is held to be illegal, unenforceable or invalid, no other provision c this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall be construed and reformed and shall continue with the same effect as if such illegal, unenforceable or invalid provision was not a part hereof. The parties agree to renegotiate in good faith any term held illegal, unenforceable or invalid and to be bound by the mutually agreed upon substituted provision or provisions.

(c)

Waiver. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other term or provision of this Agreement or of any subsequent default or breach of the same term or provision.

(d)

Headings: Counterparts. The headings and captions contained in this Agreement shall not be considered to be a part hereof for purposes of interpreting or applying this Agreement, but are for references only. This Agreement and any amendmenl to this Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement or amendment, as the case may be.

TERMS AND CONDITIONS OF PURCHASE FOR FIXED-PRICE PURCHASE ORDERS/CONTRACTS

(COMMERCIAL ITEMS/SERVICES)

INDEX

1. INTRODUCTION

2. DEFINITIONS

3. CHANGES

4. SHIPPING INSTRUCTIONS AND INSURANCE

5. RISK OF LOSS

6. TITLE

7. QUALITY ASSURANCE/BUYER ACCEPTANCE

8. DOMESTIC END PRODUCTS REQUIRED

9. PRICES AND NEW MATERIAL

10. VARIATION IN QUANTITY

11. FEDERAL, STATE AND LOCAL TAXES

12. INVOICES, DISCOUNTS, AND PAYMENTS

13. DISPUTES

14. APPLICABLE LAW

15. RIGHTS AND REMEDD2S OF BUYER

16. STOP WORK ORDER

17. EXCUSABLE DELAYS

18.  TERMINATION FOR BUYER'S CONVENIENCE

19. TERMINATION FOR CAUSE

20. WARRANTY

21. PATENT INDEMNITY

22. ASSIGNMENT

23. INDEPENDENT CONTRACTOR

24. COMPLIANCE WITH FEDERAL, STATE, AND LOCAL LAWS, CODES, RULES, AND REGULATIONS

25. SELLER RESPONSIBILITY FOR CONTROL OF TECHNICAL DATA

26. RELEASE OF INFORMATION TO THE PUBLIC

27. CONFIDENTIALITY OF INFORMATION

28. OBTAINING SECURITY CLEARANCES

29. NOTIFICATION OF "L" AND "Q" CLEARED EMPLOYEE TERMINATION

30. ORDER OR PRECEDENCE

31. FAR AND DEAR CLAUSES/PROVISIONS INCORPORATED BY REFERENCE

1. INTRODUCTION

(a) The goods and services covered by this purchase order/contract shall be furnished subject to the terms and conditions set forth herein.

(b) This purchase order/contract is the complete and exclusive statement of the terms of the agreement between Seller and Buyer.

(c) No modification of this purchase order/contract (including any addition, deletion, or other modification proposed in Seller's acceptance) shall be binding on Buyer unless agreed to by Buyer in a writing signed by Buyer's Purchasing Department Representative.

2. DEFINITIONS

As used throughout this purchase order/contract, the following terms shall have the meaning set forth below:

(a) "Buyer" means Honeywell Federal Manufacturing & Technologies, LLC, in the performance of its prime contract with The United States of America and includes any duly authorized representative thereof acting within authorized limits.

(b) "Commercial Item/Service" or "Commercial Component" means the same as the definitions for these terms at FAR 2.101.

(c) "Contract" means the sameasthedefinitionatFAR2.101 and specifically includes this purchase order/contract.

(d) "Contracting Officer" means the same as the definition at FAR 2.101and specifically includes "Buyer" to the extent necessary to enable Buyer to administer this purchase order/contract and to perform its obligations under its Government prime contract

(e) "Contractor" means "Buyer" when used in the context of referring to a prime contractor with the US Government in a FAR or DEAR clause/provision incorporated into this purchase order/contract. In all other instances, "Contractor" means "Seller."

(e) "DOE" means US Department of Energy or any duly authorized representative thereof, including the Contracting Officer.

(f) "DEAR" means Department of Energy Acquisition Regulation, including all amendments and changes thereto in effect on the date of issuance of this purchase order/contract.

(h) "FAR" means Federal Acquisition Regulation, including all amendments and changes thereto in effect on the date of issuance of this purchase order/contract.

(i) "Government" means The United States of America, and shall include Buyer to the extent necessary to enable Buyer to administer this purchase order/contract and to perform its obligations under its Government prime contract.

(j) "Order" means purchase order/contract when used in the context of referring to a contractual relationship between Buyer and Seller.

(k) "Subcontracts)" and "Subcontractor(s)" includes this purchase order/contract when used in a FAR or DEAR clause referring to a prime and subcontractor relationship. Otherwise, it means Seller's lower tier subcontract(s) and subcontractor(s), respectively. The term "subcontract" includes purchase orders and changes, modifications, or amendments to subcontracts and purchase orders.

3. CHANGES

(a) Buyer may at any time, by written order, and without notice to sureties, if any, make changes within the general scope of this purchase order/contract in any one or more of the following:

    (1) Drawings, designs, or specifications of the Buyer, if any, relating to modifications adapting commercial items to Buyer's needs under the initial purchase order/contract, including packaging, testing, or manufacturing processes;

    (2) Method of shipment or place of delivery, and,

    (3) If this purchase order/contract is for services, changes within the general scope of the purchase order/contract may be made in any one or more of the following: (i) description of the services to be performed; (ii) time of performance, such as hours of the day or day of the week; and (iii) place of performance of the services.

(4)

(b) It' any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of the work under this purchase order/contract, regardless of whether changed by a written order, the Buyer shall make an equitable adjustment in the purchase order/contract price, the delivery schedule, or both, and shall modify the purchase order/contract accordingly in writing.

(c) Seller must assert any right it may have to an adjustment in writing to the Buyer and any such written assertion must be received by the Buyer within 3 0 days from the date of receipt of the written order by Seller. However, if the Buyer decides that the facts justify it, the Buyer may receive and act upon any such claim asserted at any time prior to final payment under this purchase order/contract.

(d) If the Seller's proposal for adjustment includes the cost of property made obsolete or excess as a result of Buyer's written change order, the Buyer shall have the right to prescribe the manner of disposition of the property.

(e) Failure to agree to any adjustment shall be a Dispute under the Disputes clause. However, nothing in this clause shall excuse Seller from proceeding with the purchase order/contract as changed.

4. SHIPPING INSTRUCTIONS AND INSURANCE

A packing list must accompany each shipment; otherwise, Buyer's count will be accepted as final and conclusive. The packing list must indicate the Buyer's purchase order/contract number and the part number or code number. If shipment is made by Seller's supplier, Seller's name must be shown on the packing list in addition to the above information. Seller shall mark the Buyer's purchase order/contract number on all packages and consolidate daily shipments. If transportation charges are dependent on released valuation, Seller shall release the shipment at the value resulting in the lowest charges. Bill of lading advice of shipment must be sent as soon as material is forwarded, giving the correct purchase order/contract, part, or requisition number, description of material and full forwarding information. All material must be forwarded in accordance with routing specified on this purchase order/contract or additional instructions issued by Buyer. Seller shall not insure item(s) shipped FOB shipping point.

5. RISK OF LOSS

Regardless of the point of inspection or acceptance, risk of loss or damage to items provided under this purchase order/contract shall remain with the Seller until, and shall pass to the Buyer upon:

(a) Delivery of the items to the shipping point carrier, if Buyer pays carrier's transportation costs; or

(b) Delivery of the items to the Buyer or Buyer's designee at the final delivery destination specified in the purchase order/contract, if Seller pays transportation costs.

6. TITLE

Title to items or services furnished under this purchase order/contract shall pass to the Government upon acceptance by the Buyer, regardless of when or where the Buyer takes physical possession.

7. QUALITY ASSURANCE/BUYER ACCEPTANCE

(a) Unless otherwise specified in this purchase order/contract, Seller shall be responsible for all quality assurance measures necessary to ensure that only item s and services conforming to the requirements of this purchase order/contract are tendered to the Buyer for acceptance. This shall include such testing, in process inspections and other verification measures as are customary in the industry to ensure that parts, components, and materials ftimished by suppliers of the seller and incorporated into end items furnished to the Buyer are not counterfeit or of suspect quality.

(b) Notwithstanding Seller's responsibility for all quality assurance measures as described in paragraph (a) above, the Buyer has the right to conduct in process inspections if this purchase order/contract is for services. If conducted, such inspections shall be performed in a manner that will not unduly delay the work, and Seller shall provide all reasonable facilities and assistance for the safe and convenient performance of such inspections without additional charges.

(c) The Buyer reserves the right to inspect and test all items and services that have been tendered for acceptance. Buyer has the right to reject nonconforming items and services with or without disposition instructions from Seller; the right to require their correction, replacement, reperformance; the right to accept nonconforming items or services and reduce the purchase order/contract amount to reflect the reduced value of the nonconforaiance(s); or the right to terminate this purchase order/contract for cause.

(d) Buyer must exercise its post-acceptance rights (1) within a reasonable time after the defect was discovered or should have been discovered; and (2) before any substantial change occurs in the conditions of the item or services, unless the change is due to the defect in the item or services.

8. DOMESTIC END PRODUCTS REQUIRED

Unless otherwise provided in this purchase order/contract, only domestic end products will be accepted by the Buyer where the total amount of this purchase order/contract exceeds $2,500. The definitions at FAR 25.101 shall be used to determine the domestic status of end items.

9. PRICES AND NEW MATERIAL

(a) Unless otherwise provided in this purchase order/contract, the prices appearing herein include all packaging and crating.

(b) Unless otherwise provided in this purchase order/contract, the Seller warrants that the items furnished under this purchase order/contract are new and are of not such age or so deteriorated as to impair their usefulness or safety. Used items that have been refurbished and warranted as new are considered used.

10. VARIATION IN QUANTITY

Buyer shall not be obligated to accept any variation in the quantity of any item called for by this purchase order/contract unless such variation has been caused by conditions of loading, shipping, or packing, or allowances in manufacturing processes, and then only to the extent, if any, specified elsewhere in the purchase order/contract.

11. FEDERAL, STATE AND LOCAL TAXES

Sales taxes, gross receipts taxes, and use taxes may be applicable to this purchase order/contract unless buyer provides Seller with evidence of exemption from such taxes. No other taxes are applicable and Seller warrants that the purchase order/contract price does not include any amount for taxes of any kind.

12. INVOICES, DISCOUNTS, AND PAYMENTS

(a) Seller shall be paid, upon submission of proper invoice(s), the prices stipulated herein for items and services accepted by the Buyer, less any deductions, set-offs or recoupments. Seller shall submit an original invoice and one copy to the hilling address specified in the purchase order/contract. Unless otherwise specified in the purchase order/contract billing instructions, each invoice must include the following information:

    (1) Seller name and payment address;

    (2) Invoice date;

    (3) Buyer's purchase order/contract number;

    (4) Purchase order/contract line item number, description, quantity, unit of measure, unit price, and extended price for items or services for which payment is being requested;

    (5) Shipping number and date of shipment, including bill of lading number and weight if shipped on a Government bill of lading,

    (6) Terms of any prompt payment discount offered, and;

    (7) Name, address, and phone number of Seller representative to contact in the event of a defective

(b) Unless otherwise specified in the purchase order/contract, Buyer's standard payment terms are "Net 30 days" from the date of invoice receipt. Buyer will, however, consider early payment where discounts for prompt payment are specified either in the terms of the purchase order/contract or stated on Seller's invoice. Early payment to earn discounts is at the sole discretion of the Buyer. For purposes of computing the discount earned, payment shall be deemed to have been made on the date appearing on Buyer's payment check or on the date which an electronic funds transfer was made. In connection with any discount offered for early payment, time shall be computed from the latest of the following dates:

    (1) Date of delivery to the carrier when delivery is f.o.b. at point of origin;

    (2) Date of delivery at destination when delivery is f.o.b. at point of destination;

    (3) Date a correct invoice is received in the office specified in Buyer's purchase order/contract.

13. DISPUTES

(a) Unless otherwise provided in this purchase order/contract, all disputes arising under or relating to this purchase order/contract which are not disposed of by mutual agreement of the parties, shall be resolved under this clause.

(b) "Claim," as used in this clause, means a written demand or written assertion by one of the parties to this purchase order/contract seeking, as a matter of right, the payment of money in a sum certain, the adjustment or interpretation of purchase order/contract terms, or other relief arising under or relating to this purchase order/contract. A claim arising under this purchase order/contract, unlike a claim relating to this purchase order/contract, is a claim that can be resolved under a purchase order/contract clause that provides for the relief sought by the claimant. However, a written demand or written assertion by the Seller seeking the payment of money exceeding $100,000 is not a claim until certified as required by subparagraph (c)(2) below. A voucher, invoice, or other routine request for payment that is not in dispute when submitted is not a claim. The submission may be converted to a claim by complying with the submission and certification requirements of this clause if it is disputed either as to liability or amount, or is not acted upon in a reasonable time.

(c) (1) A claim by the Seller shall be made in writing and submitted to the head of Buyer's Purchasing Organization for a written decision. A claim by the Buyer against the Seller shall be subject to a written decision by the head of Buyer's Purchasing Organisation

      (2) For Seller claims exceeding S100,000, (of any amount when the parties have agreed to a form of alternative dispute resolution per paragraph (h) below) the Seller shall submit with the claim a certification that—

            (i) The claim is made in good faith;

            (ii) Supporting data are accurate and complete to the best of the Seller's knowledge and belief; and

            (iii) The amount requested accurately reflects the purchase order/contract adjustment for which the Seller believes the Buyer is liable; and

            (iv) A statement by the person certifying the claim that they are duly authorized to certify the claim on behalf of the Seller.

(d) The head of Buyer's Purchasing Organization shall, within 60 days, decide the claim or notify the Seller of the date by which the decision will be made.

(e) The decision rendered by the head of Buyer's Purchasing Organization shall be final and conclusive and not subject to review or revision by any forum, tribunal or Government agency unless suit is filed as provided in this clause. Within one (1) year after issuance of the decision, or upon the failure to issue such a decision within a reasonable time as provided in (d) above, the claimant party may seek relief on its claim by commencing suit in the State of Missouri. Any such suit must be filed in the District Court for the Western District of Missouri, or, in the event that such court lacks jurisdiction, in the highest level trial court of the State of Missouri having jurisdiction. The parties agree that the determination of any substantive issues of law shall be based upon applicable Federal Law. Each party also agrees that any trial resulting from such suit shall be made to a court and not to a jury. Thus, as a part of the consideration in entering into this purchase order/contract, each party waives any right it may have to a trial by jury for any dispute arising under or related to this purchase order/contract.

(f) The Buyer shall pay interest on the amount found due and unpaid from (1) the date the Buyer receives the claim (properly certified if required), or (2) the date payment otherwise would be due, if that date is later, until the date of payment. Simple interest on claims shall be paid at the rate fixed by the Secretary of the Treasury under the Contract Disputes Act of 1978 (P.L. 95-563), which is applicable to the period during which the Buyer receives the claim and then at the rate applicable for each 6-month period as fixed by the Treasury Secretary during the pendency of the claim.

(g) The Seller shall proceed diligently with performance of this purchase order/contract, pending final resolution of any request for relief, claim, or action arising under or relating to this purchase order/contract, and shall comply with any decision of the head of Buyer's Purchasing Organization.

(h) Notwithstanding any other provision of this clause, the parties may, by mutual consent, agree to a form of alternative dispute resolution involving an impartial third party to mediate or arbitrate disputes.

14. APPLICABLE LAW

The rights and obligations of the parties hereto shall be governed by, and this purchase order/contract shall be interpreted in accordance with, Federal law.

15. RIGHTS AND REMEDIES OF BUYER

The rights and remedies of Buyer set forth herein shall be in addition to any other rights and remedies provided in law or equity and the failure or delay of the Buyer to exercise any rights or remedies under this purchase order/contract shall not operate as a general waiver thereof.

16. STOP WORK ORDER

If this purchase order/contract is for services, Buyer reserves the right to require Seller to temporarily stop work in accordance with the terms of FAR clause 52.242-15, Stop Work Order (AUG 1989).

Except for an infringement resulting from compliance with specific written instructions of Buyer directing a change in the items to be delivered or in the materials or equipment to be used, or directing a manner of performance not normally used by Seller, Seller shall indemnify the Buyer, the Government, and their officers, agents, and employees against liability, including costs for actual or alleged direct or contributory infringement of. or inducement to infringe, any United States or foreign patent, trademark or copyright, arising out of or relating to the performance of this purchase order/contract.

17. EXCUSABLE DELAYS

Seller shall be liable for default unless nonperformance is caused by an occurrence beyond the reasonable control of the Seller and without its fault or negligence such as acts of God or the public enemy, acts of the Government in its sovereign capacity, fires, floods, epidemics, quarantine restrictions, strikes, unusually severe weather, and delays of common carriers. Seller shall notify Buyer in writing as soon as it is reasonably possible after the commencement of any excusable delay, setting forth the full particulars in connection therewith, shall remedy such occurrence with all reasonable dispatch, and shall promptly give written notice to Buyer of the cessation of such occurrence.

18. TERMINATION FOR BUYER'S CONVENIENCE

Buyer reserves the right to terminate this purchase order/contract, or any part hereof, for its sole convenience. In the event of such termination, the Seller shall immediately stop all work hereunder and shall immediately cause any and all of its suppliers and subcontractors to cease work. Subject to the terms of this purchase order/contract, the Seller shall be paid a percentage of the purchase order/contract price reflecting the percentage of work performed prior to the notice of termination, plus reasonable charges the Seller can demonstrate to the satisfaction of Buyer using its standard record keeping system, have resulted from the termination. Seller shall not be paid for any work performed or costs incurred which reasonably could have been avoided.

19. TERMINATION FOR CAUSE

Buyer may terminate this purchase order/contract, or any part hereof, for cause in the event of any default by the Seller, or if Seller fails to comply with any purchase order/contract terms and conditions, or fails to provide Buyer, upon request, with adequate assurances of future performance. In the event of termination for cause, Buyer shall not be liable to Seller for any amount for items or services not accepted, and Seller shall be liable to Buyer for any and all rights and remedies provided by law. If it is determined that the Buyer improperly terminated this purchase order/contract for default, such termination shall be deemed a termination for convenience.

20. WARRANTY

(a) Seller warrants and implies that the items delivered hereunder are merchantible and fit for use for the particular purpose described in this purchase order/contract. Seller further agrees that the supplies or services furnished under this purchase order/contract shall be covered by the most favorable warranties Seller gives to any customer for the same or substantially similar supplies or services and that the rights and remedies provided by this clause shall extend to the Government and are in addition to and do not limit any rights afforded Buyer by any other clause of this purchase order/contract.

(b) Seller shall furnish to Buyer copies of the most favorable warranties Seller gives to any customer for the same or substantially similar supplies and services, and such warranties shall be deemed a part of this purchase order/contract.

This purchase order/contract is assignable by Buyer to the Government or its designee. Neither this purchase order/contract nor any interest therein nor claim thereunder shall be assigned or transferred by Seller except as expressly authorized by Buyer.

23. INDEPENDENT CONTRACTOR

Seller shall act solely as an independent contractor in the performance of this purchase order/contract and nothing herein shall be construed to create a relationship of employment, partnership, agency or joint venture between Buyer and Seller or between Buyer and any of Seller's employees in connection with the work under this purchase order/contract.

24. COMPLIANCE WITH FEDERAL, STATE, AND LOCAL LAWS, CODES, RULES, AND REGULATIONS

Unless otherwise stated in this purchase order/contract, Seller shall, without additional expense to the Buyer, be responsible for obtaining any necessary licenses and permits, and for complying with any Federal, State, and municipal laws, executive orders, codes, rules, and regulations applicable to the performance of this purchase order/contract.

25. SELLER RESPONSIBILITY FOR CONTROL OF TECHNICAL DATA

(Applicable if Buyer-furnished data is provided to Seller)

Any technical data furnished by the buyer in connection with this purchase order/contract is supplied for use in the United States only. If Seller intends to export or release the data to foreign persons, Seller must notify Buyer and/or assume the responsibility of obtaining export license or other approval from the U.S. Department of State or Department of Commerce as applicable.

26. RELEASE OF INFORMATION TO THE PUBLIC

Seller shall not, without the prior written consent of Buyer, make any release of information in any form (other than to Seller's employees and subcontractors which is required for the performance of their work under this purchase order/contract) which identifies or could lead to the identification of the name of the Buyer or which uses Buyer's name in any advertising, publicity or promotional material.

27. CONFIDENTIALITY OF INFORMATION

(a) To the extent that the work under this purchase order/contract requires that the Seller be given access to confidential or proprietary business or financial information belonging to the Government, the Buyer or other companies, the Seller shall, after receipt thereof, treat such information as confidential and agrees not to appropriate such information to its own use or to disclose such information to third parties, including its corporate parent, unless specifically authorized by the Buyer in writing The foregoing obligations, however, shall not apply to:

(1) Information which, at the time of receipt by the Seller, is in public domain;

(2) Information which is published after receipt thereof by the Seller or otherwise becomes part of the public domain through no fault of the Seller;

(3) Information which the Seller can demonstrate was in its possession at the Ome of receipt thereof and was not acquired directly or indirectly from the Government, the Buyer or other companies;

(4) Information which the Seller can demonstrate was received by it from a third party who did not require the Seller to hold it in confidence.

(a) The Seller shall obtain the written agreement, in a form satisfactory to the Buyer, of each employee permitted access, whereby the employee agrees that he will not discuss, divulge or disclose any such information to any person or entity except those persons within the Seller's organization directly concerned with the performance of the purchase order/contract.

(b) The Seller agrees, if requested by the Buyer, to sign an agreement identical, in all material respects, to the provisions of this clause, with each company supplying information to the Seller under this purchase order/contract, and to supply a copy of such agreement to the Buyer.

(c) The Seller agrees that upon request by the Buyer it will execute a Buyer-approved agreement with any party whose facilities or information it is given access to or is furnished, restricting use and disclosure of the information obtained from the facilities. Upon request by the Buyer, such an agreement shall also be signed by Seller personnel.

(d)

The clause shall flow down to all appropriate subcontracts.

28. OBTAINING SECURITY CLEARANCES

(Applicable if work requires access to classified information or to areas of restricted access.)

(a) The Seller shall furnish the Buyer advance written notice identifying all subcontractor organizations requiring access to the work site or other areas of the FM&T Plant or other controlled access facilities. The notice shall be furnished sufficiently in advance of the need for access to allow the Buyer to make appropriate security arrangements in accordance with DOE security regulations and requirements. The Buyer reserves the right to deny access to any individual or organization failing to qualify for access under DOE security regulations or requirements, or for any other reason deemed appropriate by the Buyer.

(b) Should "L" or "Q" security clearances by required, within 5 calendar days after receipt of such notice by the Buyer, the Seller shall meet with the Buyer to determine the number of clearances required. The Seller shall then furnish the Buyer a letter listing the names, citizenship, status and craft of Seller and lower-tier subcontractor personnel for whom it has been determined necessary to obtain a clearance.

(c) Due to the length of tune and expense required to obtain security clearances, the Seller shall apply for clearances only for permanent employees whose continued employment is anticipated and who will be assigned to perform a significant amount of work during the overall performance term of the purchase order/contract.

(d) The Buyer will furnish the Seller with the required DOE forms necessary to initiate the processing of security clearances. The Seller will be responsible for the distribution and return of the completed forms to the Buyer by the applicants in person within 10 calendar days from the meeting referenced in (b) above. The Seller shall make arrangements for the return of the forms by the applicants personally for their necessary security interview.

29. NOTIFICATION OF "L" AND "Q" CLEARED EMPLOYEE TERMINATION

(Applicable if Seller has "L" or "Q" cleared Employees.)

(a) Seller shall notify Buyer's designated security representative by telephone within eight hours after termination of any "L" or "Q" cleared seller employee who has been assigned to work under this purchase order/contract. If seller fails to notify Buyer's designated security representative within eight hours, Seller shall be responsible for any damage or injury resulting from or arising out of the actions or omissions of Seller's former employees. Such notice shall be confirmed by FAX or wire to Buyer's Personnel Security Department.

(b) Buyer's designated security representatives are:

Monday - Friday, 7:30 a.m. to 4:00 p. m., Personnel Security:

(Kansas City Plant 816-997-2171)

(Kirtland AFB Operations 505 844 1870 or 1856)

Monday - Friday, 4:00 p.rn to 7:30 a.m., and Saturday, Sunday and Holidays:   Physical Security, 816-997-3601.

(For Both Kansas City and Kirtland AJFB Operations.)

Address:    Honeywell FM&T, LLC/KC

Attn.: Personnel Security, D/531

PO Box 419159

Kansas City, MO 64141-6159

OR

Honeywell FM&T, LLC/NM)

Attn.: Personnel Security

PO Box 4339 Albuquerque, NM 87196-4339

FAX Number: 816-997-2664 (Kansas City Plant) FAX Number: 505-844-2508 (Kirtland Operations)

30. ORDER OF PRECEDENCE

Unless otherwise specified, for any inconsistency between the purchase order/contract, these terms and conditions, or the specifications and drawings, the inconsistency shall be resolved by giving precedence in the following order:

(a) The purchase order/contract document;

(b) These terms and conditions;

(c) The specifications; and

(d) The drawings.

31. FAR AND DEAR CLAUSES/PROVISIONS INCORPORATED BY REFERENCE

This purchase order/contract incorporates one or more FAR and DEAR provisions/clauses by reference with the same force and effect as if they were given in full text. Such provisions/clauses are identified below and elsewhere in this purchase order/contract by their title, effectivity date, and reference where they appear in tie FAR and/or DEAR. The FAR and DEAR may be obtained from the Superintendent of Documents, US Government Printing Office and is available for viewing/downloading at a variety of Internet Sites including URL's: http://www.amet.gov/far/; and http://farsite.hill.af.mi].

(A)        Applicable To All Purchase orders/contracts:

(1) FAR 52.244-6, Subcontracts For Commercial Items and Commercial Components (OCT 1998)

(2) FAR52.222-21, Prohibition Of Segregated Facilities (FEE 1999)

(3) DEAR 970.5204-33(a), Priorities and Allocations (APR 1994)

(B)         Applicable if purchase order/contract identifies specific items to be accorded duty-free entry into a customs territory of the United States. Also applicable where the purchase order/contract does not identify specific items to be accorded duty-free entry, but more than $10,000 of foreign supplies may  be imported to a customs territory of the United States in performance of the purchase order/contract.

(1) FAR 52.225-8, Duty-Free Entry (FEB 2000)

(C)            Applicable If Work Is Performed On DOE Site:

(1) DEAR 970.5204-2, Integration of Environment, Safety, and Health into Work Planning and Execution (JUN
1997)

(2) DEAR 970.5204-58, Workplace Substance Abuse Programs at DOE Sites, (AUG 1992)

(3) DEAR 970.5204-59, Wbistleblower Protection For Contractor Employees (APR 1999)

(D) Applicable if work is performed on DOE site, or if Seller or its Subcontractors have access to classified information:

(1) DEAR 952.204-2, Security (SEP 1997)

(2) DEAR 952.204-70, Classificarion/Declassification (SEP 1997)

(3) DEAR 952.204-74, Foreign Ownership, Control, or Influence Over Contractor, (APR 1984)

(4) DEAR 970.5204-l(b), CounterinteLligence, (SEP 1997)

(E) Applicable if this purchase order/contract exceeds $100,000 and is for advisory and assistance services as those terms are defined at FAR 37.201:

(1) DEAR 952.209-72, Organizational Conflicts of Interest, Alt. I, (JUN 1997)

(F) Applicable if Buyer requires a Certificate of Current Cost or Pricing Data in connection with the initial award or any subsequent or modification of this purchase order/contract pursuant to the requirements of FAR 15.403-1 through 15.403-5:

(1) FAR 52.215-10, Price Reduction For Defective Cost or Pricing Data (OCT 1997)

(2) FAR 52.215-12, Subcontractor Cost or Pricing Data (OCT 1997)

(C) Applicable if this purchase order/contract is for commercial computer software:

(1) FAR 52.227-19, Commercial Computer Software - Restricted Rights (JUN 1987)

(H) Applicable if costs incurred are a factor in determining the amount payable to Seller under this purchase order/contract:

(1) DEAR 970.5204-9, Accounts, Records, and Inspection (JUN 1996)

(I) Applicable if purchase order/contract exceeds $100,000:

(1) FAR 52.219-8, Utilization of Small Business Concerns (OCT 2000)

(J) Applicable if Seller was required to submit a Subcontracting Plan under this purchase order/contract:

(1) FAR 52.219-9, Small Business Subcontracting Plan (OCT 2000)

(K) Applicable if Buyer furnishes Government property to the Seller for use in the performance of this purchase order/contract, including Seller acquired property to which title vests in the government under this purchase order/contract:

(1) FAR 52.245-2, Government Property (FP Contracts) (DEC 1989)